Exhibit 23.2(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 13, 2013 relating to the statement of financial condition for the years ended December 31, 2012 and 2011 of United States Commodity Index Funds Trust (the “Trust”) and the following series of the Trust, United States Commodity Index Fund, United States Copper Index Fund, United States Agriculture Index Fund and United States Metals Index Fund included in the Form 10-K of United States Commodity Index Funds Trust and to the reference to our Firm as “Experts” in the Prospectus.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado

April 9, 2013